EXHIBIT 99.1

June 2004	www.ies-co.com

Integrated Electrical Services
(NYSE: IES)

Company & Investment Profile

     Key Investment Points

•	IES is the largest provider of electrical contracting services in the U.S. with approximately 140 locations across the country. Its size, diverse customer base and breadth of services give the Company significant advantages in the marketplace and cushion it from economic swings.

•	The Company’s size allows it to provide nationwide service to larger customers and to execute simultaneous multi-site projects.

•	In 2004 and 2005, many sectors where IES has significant strength and tends to have higher profit margins, such as manufacturing facilities, hotels, office buildings and retail centers, are expected to have significant construction growth.

•	IES is well positioned to take advantage of any power grid upgrade work. Power utility work comprises seven percent of IES’ current backlog, including electrical infrastructure projects. IES has two subsidiaries dedicated to this type of work and four others with a focus in this area.

•	IES is beginning the growth phase, which is the third part of a three-phased strategy. The first two phases improved IES’ performance metrics, increased integration and positioned the Company for continued growth. IES made its first acquisition in three years in February 2003, Riviera Electric in Colorado.

•	IES generated record cash flow from operations (“CFFO”) of $39.3 million in 2003. In the first half of 2004, IES generated $7.0 million CFFO including $4.9 million of cost associated with retiring $75 million of debt or $11.9 million prior to those costs.

•	IES called $75 million of its 9 3/8% Senior Subordinated Notes and entered into a new 4 year credit facility totaling $175 million. These transactions lowered total debt to $223 million, a $25 million reduction.

•	IES maintains strong corporate governance policies, including split CEO and Chairman positions and an eight-person board with five independent directors

(Amounts in Millions, except per share data)

Price (6/23/04)	$7.54
52 Wk. High/Low	$11.90-$5.76
Total Shares (as of 4/29/04)	38.8
Equity Market Cap.	$292
Average Daily Volume (approximate)	141,000
Cash (as of 3/31/04)	$19
Total Debt (as of 3/31/04)	$223
Total Enterprise Value (TEV)*	$496
Institutional Ownership (as of 3/31/04)	65%
Inside Ownership (as of 3/31/04)	24%
Price / Sales Multiple	0.2x
Price / Book Value Per Share	1.0x
Book Value Per Share (as of 3/31/04)	$7.24

Total Enterprise Value = Equity Market Cap. + Debt - Cash

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See Page 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

INTEGRATED ELECTRICAL SERVICES, INC. - Summary Financial Data
(Dollars in Millions)

SUMMARY INCOME STATEMENT

	FYE - September 30,
	2001	2002	2003
Revenue	$1,693	$1,475	$1,449
Cost of Services	1,385	1,253	1,241

Gross Profit	308	222	207
SG&A	214	174	154
Restruct Charge	—	6	—
Goodwill Amort	13	—	—

Operating Income	81	42	54
Interest Expense	(26)	(27)	(26)
Other, net	—	1	1

Pretax Income before Accounting Change	55	16	29
Taxes	26	6	8
Cumulative effect of Accounting Change	—	283	—

Net Income	$29	$(273)	20

Net Income before Accounting Change	$29	$10	20
Diluted EPS	$0.70	$(6.86)	$0.52
Accounting Change*	—	(7.11)	—

Operating EPS*	$0.70	$0.25	$0.52
Diluted Shares	40.9	39.8	39.2

* Before cumulative effect of change in accounting principle, net of tax.

KEY MARGINS

	FYE - September 30,
	2001	2002	2003
Gross Margin	18.2%	15.1%	14.3%
SG&A as % Revenues	12.6%	11.8%	10.6%
Operating Margin	4.8%	2.8%	3.7%
Pretax Margin	3.2%	1.1%	2.0%
Net Margin	1.7%	0.7%	1.4%
Return on Equity	5.5%	5.1%	7.6%
Return on Assets	2.8%	1.4%	2.8%
WACC (Weighted Average Cost of Capital) - Approximately 11%

	2001	2002	2003	2004*
52 Wk High	$10.00	$6.50	$7.76	$11.90
52 Wk Low	$4.90	$3.07	$3.10	$7.54
TEV/Op. Income High	7.9x	7.0x	9.4x
TEV/Op Income Low	3.3x	5.7x	6.1x
P/E High	10.5x	13.0x	14.9x
P/E Low	5.2x	6.1x	6.0x

*Share prices in 2004 are YTD and EPS is the corporate guidance range.

SUMMARY BALANCE SHEET AND RATIOS

(Dollars in Millions)	FYE - September 30,
Assets	2001	2002	2003

Current Assets	$453	$438	$447
Total Assets	$1,034	$722	$726
Liabilities and Equity
Current Liabilities	$216	$194	$180
Total Debt	$289	$249	$248
Stockholders’ Equity	$529	$254	$268
Working Capital % of Revenue*	13.8%	14.4%	15.6%
Capital Expenditures as % Revenue	1.5%	0.8%	0.6%

* Working Capital = Cur. Assets less Cash minus Non-Interest Bearing Cur. Liabilities.

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Table of Contents

Key Investment Points	1	*
Summary Financial Data	2
Company Overview	5
Three-Phase Strategic Plan	12
Recent Financial Results and Guidance	17	*
Customer Overview	19
Accounting and Finance Overview	20
IES Officers and Management Structure	22	*
Corporate Governance	23
Industry Overview	25
Outlook and Valuation	28	*
Income Statement	31
Balance Sheet	33
Statement of Cash Flows	34
Appendix
Construction Accounting Primer	35
* Indicates an update since May 2004 Company and Investment Profile

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Disclosure Statement

This report was prepared by Integrated Electrical Services, Inc. (“IES” or the “Company”). The opinions shared in this document are the beliefs of management at the time of printing.

This document includes certain statements, including statements relating to the Company’s expectations of future operating results, that may be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In addition to historical information, this document contains forward-looking statements made by the management of IES. Such statements are typically identified by terms expressing future expectation or goals. These forward-looking statements, although made in good faith, include assumptions, expectations, predictions, intentions or beliefs about future events and are subject to risks and uncertainties that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause such differences include, but are not limited to, inherent uncertainties relating to estimating future results, fluctuations in operating results because of down-turns in levels or types of construction, incorrect estimates used in entering fixed-price contracts, difficulty in managing operations in existing, geographically-diverse operations, the high level of competition in the construction industry, the impact of variations in interest rates ,changes in the costs of commodity prices such as steel and copper, general level of the economy, changes in the level of competition in the electrical industry, changes in the costs of labor, changes in the cost or availability of bonds required for certain types of projects, inability to find sufficient numbers of trained employees, inability to successfully achieve or maintain planned business objectives, inaccurate estimates used in percentage of completion calculations, the unknown effect of U.S. involvement in armed conflict, unanticipated results of litigation, and seasonal variation in the ability to perform work.

Financial performance may be affected by many other important factors including the following: the ability of IES to attract and retain key personnel; the amount and rate of growth in IES’ general and administrative expenses; the ability of IES to stay within the limits of the credit ratios set out in its debt covenants; changes in inflation or other general economic conditions affecting the domestic construction and electrical contracting industry; unanticipated legal proceedings and unanticipated outcomes of legal proceedings; changes in accounting policies and practices required by Generally Accepted Accounting Principles, the Securities and Exchange Commission and other regulatory bodies. Maintaining or achieving growth from operations is dependent primarily on achieving anticipated levels of earnings before depreciation, amortization, and other non-cash charges, controlling expenditures to budgeted levels, collecting accounts receivable, and maintaining costs at current or lower levels.

IES cautions readers that these factors as well as others, in some cases have affected, and in the future could affect, IES’ actual results and could cause IES’ results in the future to differ materially from the goals and expectations expressed herein and in any other forward-looking statements made by or on behalf of IES. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinion only as the date hereof. The Company takes no obligation to revise or publicly release the results of any revision of these forward-looking statements. If any revisions are made to this document, the revisions will necessarily be delayed from the occurrence of the event or receipt of the information upon which the revision will be based. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the Securities and Exchange Commission, including annual reports on Form 10-K.

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Company Overview

Integrated Electrical Services (“IES” or the “Company”) is the nation’s leading provider of electrical solutions to the commercial, industrial, residential and service markets. The Company provides a full range of services from system design, build and installation to long-term service and maintenance on a wide array of projects including: high-rise residential and office projects; retail facilities; power plants; municipal infrastructure; health care facilities; and single-family and multi-family homes. In addition to electrical services, IES provides all aspects of low voltage wiring and installation services including voice and data cabling communications systems, fire and security systems and building communication systems, eliminating the need for multiple vendors. IES has two business segments, Commercial/Industrial and Residential. In 2003, 81% of revenues were from Commercial/Industrial, and 19% of revenues were from Residential. IES’ service and maintenance work is performed within the Commercial/Industrial segment and accounted for 8% of IES’ revenue in fiscal 2003.

IES is headquartered in Houston, Texas and has developed a national footprint of approximately 140 locations and 12,000 employees currently serving the continental 48 states, with a concentration in the Sunbelt. The Company began in 1997. At the time of its IPO in January 1998, the Company had revenues of approximately $313 million. Since that time, IES has grown rapidly through acquisitions and internal growth. From 1997 to 2003, revenues increased at a compounded annual growth rate of approximately 29%. Included in that growth was approximately 5% organic or “same store sales” growth.

Exhibit 1
IES Has a Nationwide Presence

Well positioned geographically with 140 locations across the U.S.

Geographic and Market Sector Diversity

IES has established both geographic and market sector diversity, which helps to insulate the Company from sector cyclicality. IES’ national presence mitigates region specific economic slowdowns. IES’ presence in the southwest and in Florida has been particularly beneficial through this most recent construction decline because these areas were less impacted than some of the other regions of the U.S. The impact of a slowdown in a

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particular industry tends to be muted when compared to its smaller, more geographically concentrated competitors.

IES has significant market diversity, with no market contributing more than 14% of IES’ revenues in fiscal 2003. Additionally, IES’ proficiency in a variety of industries allows it to be flexible and to share its expertise across regions. For instance, with the increase in healthcare construction spending over the past 2 years, one of the Company’s subsidiaries that specializes in healthcare facilities construction has trained and aided other IES subsidiaries so the Company is able to perform complex healthcare projects across the U.S. The residential market was particularly strong in calendar 2003, with single family housing starts higher than 2002’s already record year. Through the first quarter, spending in calendar 2004 appears to be surpassing the past two years’ record spending. The strength in the residential markets has helped to counter some of the weakness IES experienced in the commercial/industrial segment resulting from the economic downturn in 2002 and 2003. Additionally, IES has established proprietary systems and processes which help the Company bid on projects, manage projects once they have been awarded and maintain and track customer information. Through the consolidation of over 85 entities, IES has taken the best practices and leveraged those systems and processes across the entire organization for best in class practices. The Company’s ability to transfer knowledge and practical experience across its national footprint has provided this diversity and distinguished IES from its competitors.

Exhibit 2
IES’ Geographic and Market Diversity

Highly diversified with no region or market accounting for a significant portion of revenues

Commercial/Industrial Segment

Largest business segment expected to grow after construction spending decline in 2002 and 2003

IES provides services on commercial construction projects at hospitals; high-rise buildings including office buildings, hotels and condominiums; retail buildings; and schools and institutional buildings. In industrial construction, IES provides services for: utilities, including power generation and overhead and underground lines; water and waste water facilities; manufacturing facilities; distribution centers; heavy industrial projects; highway and transportation projects; airports; and military and government installations.

New commercial and industrial work begins with either a design request or engineer’s plans from the owner or general contractor. Initial meetings with the parties allow the contractor to prepare preliminary and then more detailed design specifications, engineering drawings and cost estimates. Once a project is awarded, it is conducted in scheduled phases, and progress billings are rendered to the owner for payment, less a retainage of 5% to 10% of the

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construction cost of the project. Actual fieldwork is coordinated during these phases, including: ordering of equipment and materials; fabrication or assembly of certain components; delivery of materials and components to the job site; scheduling of work crews; and inspection and quality control. IES generally provides the materials to be installed as a part of these contracts, which vary significantly in size from a few hundred dollars to several million dollars. The average contract size is between $500,000 and $600,000 and requires between six and nine months to complete. In 2003, the Company serviced over 10,000 projects with approximately 500 contracts in backlog over $1 million each in value and an additional 75 are estimated to be greater than $5 million.

The Commercial/Industrial margins over the 2001-2003 period experienced substantial decline as a result of the slowing economy and reduced construction spending. Prior to the economic slowdown at the end of 2001, IES earned gross margins of 17% to 19% in its Commercial/Industrial segment. In 2003, IES realized a 12.7% gross margin in its Commercial/Industrial segment, approximately 1% higher than the average gross margin in backlog. The increase was caused by a number of factors including: service work, which tends to be higher margin, is not backlogged; change orders which occur during the execution of a project; approximately 25% of the work in IES’ backlog is negotiated work which often has higher realized margins as a result of the allocation of SG&A expenses; and an overall increase in margin resulting from the completion of projects under estimated cost.

Service Work

Within the Commercial/Industrial segment, IES performs service work as well as communications and power generation work. Service and maintenance work is included in the Commercial/Industrial sector and accounted for 8% of IES’ revenues in 2003. It is typical for IES to perform service work or have long-term service and maintenance contracts on projects the Company has initially built. This work tends to have slightly higher margins, ranging from 18% to 22%, and is more capital intensive due to the need for service trucks stocked with inventory.

Low-voltage market

Low-voltage services include work on communications and power line applications. Low- voltage communication services consist primarily of design, installation and maintenance of: voice and data communication cabling systems; design and installation of local and wide area networks; fiber optic wide area network transmission lines (outside plant construction); and communications space planning and video/CCTV/CATV distribution design and installation. Projects entail the installation of both cross-country fiber lines and local outside fiber lines, as well as premise wiring systems (“fiber to desk”). Projects range in scope from small office networks to networks for multi-site institutions. Often, installation work is done in tandem with traditional electrical contracting work.

The Company’s work for the power line market consists primarily of the installation, repair and maintenance of electric power transmission lines and the construction and maintenance of electric substations. IES generally serves as the prime contractor and performs substantially all of the construction work on these contracts. Customers in this market are utilities and government agencies. The Company believes demand for power line services is driven by: new infrastructure development; utilities’ efforts to reduce costs through the outsourcing of power line installation and maintenance services in anticipation of deregulation; and the need to modernize and increase the capacity of existing transmission and distribution systems.

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Power Utility

IES does a significant amount of power, power line and “electrical grid” work. The Company has two subsidiaries dedicated to that type of work and another four that have a specific focus in that area. In fiscal 2003, 5.3% of IES’ revenue was from power utility work. Although current construction spending estimates from F.W. Dodge indicate that spending in this sector will be down in 2004, power outages during 2003 may encourage heightened spending levels. IES is uniquely positioned to perform additional work in this area and has the ability to ramp-up its operations for the power utility sector quickly. In 2001, IES performed $138 million of work for power utility projects.

Exhibit 3

Revenue Breakdown by Services Performed

IES’ revenues are diversified across the communications and electrical segments

Residential Segment

IES’ most profitable business segment continues to experience record construction levels

IES is the largest residential electrical contractor in the country. IES’ residential segment is composed of three different types of projects: single family homes, often tract homes with entire subdivisions built at one time; high-end single family custom homes, which are often quite large and include the latest trends in security and technology; and multi-family low rise apartments, condominiums and town homes. While multi-family projects are entered into the backlog, single family homes typically are not due to the short turn around time.

Residential segment gross margins have ranged between 21% and 23%. With robust residential construction spending in 2002 and 2003, margins remained strong, however recent increases in copper prices as well as increased competition held IES’ 2003 residential gross margins to 21%. New low interest rates have driven demand for new homes, creating the record levels of spending. During 2003, single family housing starts were higher than last year’s already record year.

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Exhibit 4

Operating Segment Data

C&I operating income margins improving

	% Chg.			% Chg.			% Chg.
(Dollars in Millions)	2000	2001/2000	2001	2002	2002/2001	2003	2003/2002
Revenues
Commercial and Industrial	$1,421.4	1.0%	$1,435.8	$1,193.4	-16.9%	$1,172.4	-1.8%
Residential	250.9	2.6%	257.4	282.0	9.6%	276.2	-2.1%
Gross Profit
Commercial and Industrial	$244.8	1.8%	$249.1	$159.9	-35.8%	$149.2	-6.7%
Residential	55.0	6.4%	58.5	61.7	5.4%	58.0	-6.0%
Operating Income
Commercial and Industrial	$89.8	11.2%	$99.9	$36.5	-63.5%	$48.1	32.1%
Residential	29.9	-12.9%	26.1	34.6	32.9%	24.9	-28.1%
Gross Profit Margin
Commercial and Industrial	17.2%	0.7%	17.3%	13.4%	-22.8%	12.7%	-5.0%
Residential	21.9%	3.7%	22.7%	21.9%	-3.8%	21.0%	-4.0%
Operating Income Margin
Commercial and Industrial	6.3%	10.1%	7.0%	3.1%	-56.1%	4.1%	34.4%
Residential	11.9%	-15.1%	10.1%	12.3%	21.3%	9.0%	-26.6%

	Q1+Q2	Q1+Q2	% Chg.
(Dollars in Millions)	2003	2004	2004/2003
Revenues
Commercial and Industrial	$556.4	$558.3	0.3%
Residential	135.3	145.4	7.5%
Gross Profit
Commercial and Industrial	$71.3	$68.6	-3.8%
Residential	29.2	29.9	2.4%
Operating Income
Commercial and Industrial	$21.1	$24.5	16.1%
Residential	12.4	13.1	5.6%
Gross Profit Margin
Commercial and Industrial	12.8%	12.3%	-4.1%
Residential	21.6%	20.6%	-4.7%
Operating Income Margin
Commercial and Industrial	3.8%	4.4%	15.7%
Residential	9.2%	9.0%	-1.7%

Backlog

Backlog is a key indicator of the Company’s future revenues, and IES has a history of a consistent backlog. Backlog is the amount of work IES has signed contracts for but has not yet completed. Total backlog decreased in the second quarter of 2004 to $703 million from $708 million at the end of 2003. During the first quarter of 2004, IES added $189 million of new work compared to $155 million in the first quarter of 2003, and in the second quarter of 2004 IES added $170 million of new work versus $187 in the second quarter of 2003.

The Company’s backlog decreased to $708 million as of September 30, 2003 from approximately $801 million as of September 30, 2002. This decline is the result of many

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factors including the removal of $16.5 million of project work due to financial difficulties of a single customer. IES also changed the backlog calculation method for many industrial long-term maintenance contracts at the end of 2003, eliminating approximately $29 million in work from backlog. This work is not recorded in backlog although it is still a source of revenues for IES. From 2001 through 2003, IES worked on a few very large contracts that spanned two to three years each which significantly increased backlog. These larger projects are nearing completion, thus lowering the total backlog.

Backlog is comprised primarily of Commercial/Industrial projects, since most service work (except for long-term service contracts) and most single family residential projects are not “backlogged” due to the short-term nature of the projects. IES’ ability to gain market share and maintain its revenue base is a significant accomplishment. The Company’s strong backlog performance serves to highlight the advantage of its size and diverse customer base. Exhibit 5 is an analysis of IES’ recent backlog trends as well as a review of IES’ backlog by market type.

Exhibit 5

Breakdown of Backlog by Market and Historical Backlog Trends

Utilization of Prefabrication Processes - IES’ size and 100% merit shop environment has allowed the Company to implement best practices across the organization as it relates to prefabrication. IES has invested in and utilizes prefabrication facilities to pre-assemble electrical components that can later be installed on site. This is safer, more cost effective and more efficient for IES and the customer. IES has prefabrication centers located across the U.S. to service large scale projects.

Cost Drivers

Highly variable cost structure, with 80% of costs from labor and specific project related materials

IES’ cost structure is highly variable. The three primary drivers of cost are labor, materials and insurance. Approximately 40% of IES’ costs are from labor and labor related expenses, such as health insurance. As of September 30, 2003, IES had approximately 13,000 employees, and approximately 11,000 employees were field electricians. At the end of the second fiscal quarter of 2004, IES had approximately 12,000 employees. The number of field electricians is somewhat variable and fluctuates depending on the number and size of active projects undertaken. Approximately 2,000 employees were project managers, job superintendents and administrative and management personnel, including executive officers, estimators or engineers, office staff and clerical personnel.

IES provides a health, welfare and benefit plan for all employees, subject to eligibility requirements, and has a 401(k) plan to which eligible employees may make contributions through a payroll deduction. IES matches cash contributions of 25% of each employee’s

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contribution up to 6% of each employee’s salary. IES also has an employee stock purchase plan through which eligible employees may contribute up to 100% of their cash compensation, with a maximum of $21,250 per year, toward the annual purchase of IES’ common stock at a discounted price. Over 750 of IES’ employees participated in this program during fiscal 2003.

Material costs are almost 100% variable, and approximately 40% of the Company’s costs incurred are for materials installed on projects. This component is variable based on the demand for services. Typically, IES incurs costs for materials once the Company begins work on the project. In most cases, IES orders materials as needed, has the materials shipped directly to the jobsite, and installs them within 30 days. Materials consist of commodity-based items such as conduit, wire and fuses, as well as specialty items such as fixtures, switchgear and control panels.

IES is insured for workers’ compensation, employer’s liability, auto liability, general liability and employee healthcare, subject to large deductibles. Losses up to the deductible amounts are accrued based upon actuarial studies and estimates of the ultimate liability for claims incurred and an estimate of claims incurred but not reported. The accruals are based upon known facts and historical trends, and IES management believes such accruals to be adequate. Costs for employee healthcare, workers compensation and auto liability are somewhat variable based on staffing requirements.

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Three-Phase Strategic Plan

Strategic Plan

In October 2001, IES implemented a three-phase strategic plan to strengthen the Company during the recent downturn in construction spending, further integrate the Company and focus on future growth. The first phase of the strategy Back to Basics is largely in place and is an ongoing process. Phase II One Company. One Plan. is 75% complete and focuses on the integration of the Company. Phase III Continued Growth was just initiated and is focused on expanding the Company through internal and acquisition-driven growth. The three phases of the plan are detailed in Exhibit 6 below:

Exhibit 6

A Well-Defined and Successful Strategy

Phase I – BACK TO BASICS

Build Backlog - IES’ backlog is currently $703 million, down from $714 million in the first quarter of 2004. Backlog at the end of 2003 was down approximately 12% from where it was at the end of fiscal 2002. However, IES actually had an increase in new work added to backlog in fiscal 2003 versus fiscal 2002 ($665 million of new work in 2003 versus $590 million in 2002). IES has 7,000 contracts in backlog versus 6,500 at the end of fiscal 2002. The dynamics of the work has changed, allowing IES to turn its backlog quicker.

Control Costs — Over the past two years, IES has focused on controlling the costs of doing business. In 2001, the Company reacted quickly to the weakening economy. By focusing on efficiency, both in the home office and in the field, IES decreased overall selling, general and administrative (SG&A) expenses by 19% in 2002 and by an additional 12% in 2003. SG&A expenses as a percent of revenue were 10.6% in fiscal 2003 versus 11.8% in fiscal 2002. In the first half of fiscal 2004, IES’ SG&A costs as a percent of revenues dropped to 10.1% essentially achieving the 10% goal established in the Back to Basics plan.

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Exhibit 7

Improving Cost Structure

IES continues to operate more efficiently

Focus on Cash Flow — In 2003, IES had another strong year in terms of free cash flow generation. Free cash flow, defined as cash flow from operations ($39.3 million) less capital expenditures ($8.7 million), was $30.6 million. Continued strong cash flow generation is a result of close attention to operating profitability, with operating income margins increasing from 2.8% in 2002 to 3.7% in 2003. In addition, conservative capital expenditures through more efficient allocation of resources, better collection of receivables and tax planning strategies have improved cash flow. IES believes free cash flow is good gauge of operating performance in the construction industry, and it is the cash available to shareholders. In the first two quarters of 2004, IES generated $3.9 million in free cash flow including $4.9 million in costs from the retirement of $75 million of subordinated notes. Prior to those costs, IES generated $8.8 million.

Exhibit 8

Record Levels of Free Cash Flow

IES improved its free cash flow generation by $58.7 million in 2002 and has continued to maintain that positive performance through the first half of 2004.

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Phase II - ONE COMPANY. ONE PLAN.

IES is comprised of electrical and communications contracting companies across the U.S. working together to achieve a more efficient and profitable organization. Phase II of IES plan is focused on integration and realization of potential operating efficiencies.

Regional Structure - IES’ subsidiaries are managed on a segment basis with one residential region and five geographic regions, which are primarily commercial and industrial. These regions are managed by Regional Operating Officers (“ROO’s”) who report directly to the Chief Operating Officer, and all aspects of planning and reporting are performed regionally. This lowers overall operating costs while improving management oversight. The regional structure has:

•	Increased responsibility of regional operating leaders and financial controllers

•	Reduced the number of reporting entities

•	Increased cross-utilization of employees among regions

•	Implemented best practices on a regional basis

Financial Reporting - The implementation of a financial reporting and planning system is approaching completion with 7 locations left to convert. IES has conducted extensive training on the new system for project managers and financial controllers, which has improved overall project management skills. This system provides:

•	Real-time access to regional financial reporting records

•	Better management controls

•	Increased data and analysis tools available to project managers

•	Increased ability to analyze Company performance and business trends

Employees – IES’ employees are on a common benefit program and a standardized incentive compensation program. Additionally, IES implemented standardized training and development programs for all operations and project managers and is in the second phase of that program. As a result, IES has:

•	Improved cross utilization of employees

•	Improved project management skills and standardized processes across IES

•	Lowered overall cost structure while delivering more to the employees

Safety – IES has safety directors responsible for all locations as well as a national safety director and has implemented incident tracking to identify the cause of accidents in order to prevent future occurrences. IES has implemented frequent safety training, including weekly toolbox talks and a new employee safety orientation video. In three years, IES improved its OSHA recordable incident rate from 9.7 incidents per 100 employees to 3.6 incidents per 100 employees in the first half of fiscal 2004, which is 55% better than the national average for electrical contractors of 8.1 incidents. IES also improved its claims management process to provide assistance to employees and their families following an incident and ensure prompt employee care and closure of a claim. The results are:

•	A continuously improving safety record

•	Lower overall costs due to a reduction in incidents

NYSE: IES	©2004 Integrated Electrical Services, Inc.	Page 14

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Exhibit 9

IES’ Safety Record Continues to Improve

Safety statistics continue to improve and are already twice as strong as the national average

Procurement - At the end of fiscal 2001, IES implemented a new procurement strategy that involved forging relationships and alliances with manufacturers, service providers and distributors. These alliances include volume-based rebates, increased service commitments, funding for a company-wide procurement catalog and partial sponsorship of company-wide events. As part of this procurement strategy, IES put in place a system for tracking purchases more accurately. IES expects increased savings in 2004 because the Company has already increased the percentage of goods purchased through the program in the second quarter of 2004.

Exhibit 10

Savings from the Procurement Program Continue to Increase

Savings from procurement program are increasing each year

Customers - IES now manages its customers on a more national basis. The Company established a national customer database and began developing a centralized contract library as well as standardized contracts with larger customers and national marketing materials. These tools have:

•	Improved customer relations on a national basis

•	Increased the number of customers utilizing IES across the nation

•	Increased the number of projects with national scope and simultaneous multi-site installations

Phase III – CONTINUED GROWTH

Phase III of IES’ strategy is focused on “Planning the Future” through organic, greenfield and acquisition growth while maintaining a high level of operating efficiency. IES has

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identified key growth markets where it will strive to be the market leader over the next few years. In some markets, IES needs to expand existing service offerings to achieve the goal, and in other markets, the Company will need to establish a presence through greenfield expansion or acquisition. An example of this is the acquisition of Riviera Electric in Colorado IES made in February of 2003. Colorado is projected to be a high growth market, and IES did not previously have a significant presence there.

As part of IES’ organic growth initiative, IES has implemented a Strategic Client group which is focused on government and military related opportunities and national projects. The Company recently hired a Managing Director of Business Development to lead this group. He has 20 years of engineering and sales experience with nationally recognized engineering and construction firms. Additionally, IES has opened four Greenfield offices as part the greenfield expansion plan.

Capital Structure Improvements

IES called $75 million of its 9 3/8% senior subordinated notes which reduced debt by $25 million

Across all three phases of IES’ strategic plan, IES has created an increasingly conservative capital structure. IES is utilizing its free cash flow to set a solid foundation for the future. The Company reduced debt by $39.1 million in fiscal 2002, completed a two million share common stock repurchase program in 2003, and announced a new program in November 2003 that will total up to $13 million in stock repurchases over time. Additionally on February 27, 2004, IES called $75 million of 9 3/8% senior subordinated notes and entered into a new credit facility that extends to February 2008. The facility includes a $50 million funded term loan and a $125 million revolving line of credit. The proceeds from the term loan were used to call a portion of the notes. The Company had $19 million in cash on March 31, 2004, after using $29.7 million to call the notes. Based on the current LIBOR rate plus 2.75%, the retirement of debt would reduce pre-tax interest expense by approximately $5.3 million on an annual basis. However, there was a 4.7% call premium on the notes and some unamortized fees which created a one-time pre-tax charge of $5.2 million for calling the $75 million in notes. The Company will continue to analyze opportunities to retire debt over time to reduce total debt levels to under $200 million. As of March 31, 2004, IES had $223.1 million in total debt and $204.1 million of net debt.

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First Quarter Results

Overview of the Quarter

On January 27, 2004, IES announced first quarter results for the period ended December 31, 2003. The Company earned $0.16 per diluted share for the quarter compared to $0.10 per diluted share in the same quarter last year. Net income for the first fiscal quarter includes the release of $1.4 million or $0.04 per share of a tax valuation allowance. Deferred tax valuation allowances were established upon the adoption of SFAS 142 during fiscal 2002. The remaining valuation allowance of $4.8 million will be evaluated quarterly and as events require to determine adequacy.

IES generated record free cash flow in the first quarter

For the first quarter of 2004, revenues were $359.8 million compared to revenues of $348.6 million for the first quarter one year ago. IES generated a record free cash flow of $4.7 million, which compares to $0.7 million of free cash flow in the first quarter of fiscal 2003. IES defines free cash flow as cash flow from operations less capital expenditures and uses this measure because the Company believes it is a good gauge of operating efficiency.

Backlog

Backlog as of December 31, 2003 was $714 million compared to $708 million at the end of the fourth quarter of 2003 and $766 million at the end of the first quarter of 2003. IES added $189 million of new larger project work, which is defined as projects greater than $300,000, to backlog during the first quarter compared to $148 million added during the fourth quarter of fiscal 2003 and $155 million during the first quarter of 2003. New work includes:

•	$63 million of hotel, apartment and condominium projects

•	$24 million of office buildings

•	$24 million of water and utility projects

•	$18 million of institutional projects

•	$17 million of manufacturing and high technology projects

•	$10 million of distribution centers

•	$9 million of healthcare facilities

•	$8 million of airport projects

•	$6 million of communications projects

•	$5 million of retail centers

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Second Quarter Results and Recent Earnings Guidance

Overview of the Quarter

On April 28, 2004, IES announced second quarter results for the period ended March 31, 2004. The Company earned $0.14 per diluted share for the quarter compared to $0.09 per diluted share in the same quarter last year. Net income for the second fiscal quarter includes the release of the remaining $4.8 million or $0.12 per share of a deferred tax valuation allowance. Net income also includes the cost of $5.2 million or $0.08 per share associated with retiring $75 million of senior subordinated notes on March 30, 2004.

IES generated $8.8 million in free cash flow YTD 2004

Revenues for the second quarter of fiscal 2004 were $343.8 million compared to revenues of $343.1 million for the second quarter a year ago. IES generated free cash flow of $3.9 million in the first half of fiscal 2004. Included was $4.9 million of costs associated with retiring $75 million of subordinated notes. Prior to those costs cash flow was $8.8 million which compares to $12.5 million of free cash flow in the first half of fiscal 2003. IES defines free cash flow as cash flow from operations less capital expenditures and uses this measure because the Company believes it is a good gauge of operating efficiency.

Backlog

Backlog as of March 31, 2004 was $703 million compared to $714 million at the end of the first quarter of 2004 and $798 million at the end of the second quarter of 2003. IES added $170 million of new larger project work, which is defined as projects greater than $300,000, to backlog during the second quarter compared to $189 million added during the first quarter of fiscal 2004 and $187 million during the second quarter of 2003. New work includes:

•	$108 million of new commercial projects

•	$30 million of new industrial projects

•	$17 million of new utility and transportation projects

•	$15 million of new apartment projects

Outlook

IES provided revised third quarter guidance on June 22, 2004 of $0.04-$0.07 per share, down from prior guidance of $0.10-$0.17 per share. The revised estimate includes estimated charges of $0.03 per share from the write-off of a receivable related to one customer that was determined to be uncollectible in the quarter, and losses of approximately $0.03 per share on three underperforming subsidiaries. Updated fourth quarter and annual guidance will be provided on the third quarter earnings release call the week of August 2, 2004.

Exhibit 11

Quarterly EPS Trends

	2001	2002(1)	2003	2004P
Q1 - December	$0.17	($0.04)	$0.10	$0.16	(3)
Q2 - March	$0.20	$0.05	$0.09	$0.22A	(2)(3)
Q3 - June	$0.26	$0.19	$0.14	$0.04-$0.07
Q4 - September	$0.08	$0.06	$0.20	—

Full Year	$0.70	$0.25	$0.52

(1)	Excludes charges related to a cumulative effect of change in accounting principle.

(2)	Excludes charges related to retiring debt.

(3)	Includes a tax valuation allowance of $0.06 in Q1 and $0.12 in Q2.

NYSE: IES	©2004 Integrated Electrical Services, Inc.	Page 18

See Page 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

Customer Overview

Customers

IES has a diverse customer base in both the Commercial/Industrial segment and the Residential segment. IES typically works for a general contractor; however, in some cases, the Company works directly for the end users or owners such as manufacturers, utility companies, governments, or municipalities, property managers, hotel chains or health care facilities. IES is awarded work as a result of both of these relationships, and the Company is focused on fostering relationships and maintaining customer satisfaction with the end customer as well as the general contractor.

Residential customers primarily include local, regional and national homebuilders and developers. Competitive factors particularly important in the residential market include the Company’s ability to develop relationships with homebuilders and developers by providing services in each area of the country in which they operate. This ability has become increasingly important as consolidation has occurred within the residential construction industry, and homebuilders and developers have sought out service providers on whom they can rely for consistent service in all of their operating regions. This trend has positioned IES well, and it has relationships with many of the nations largest home builders and multi-family developers. The following is a listing of IES’ leading end customers and general contractors in the Commercial/Industrial segment as well as IES’ top single family and multifamily residential customers sorted alphabetically.

Exhibit 12

Top Commercial/Industrial and Residential Customers

End Customers	General Contractors
3M	AMEC
Blue Cross / Blue Shield	Austin Industries
Four Season’s Hotels	Beck Group
Gaylord Entertainment	Bovis Lend Lease
Hilton Hotel Corporation	Brasfield & Gorrie
Home Depot	Centex Construction Group
Honda	Flour Corporation
Hyatt Corporation	Hannover Company
Intel	Hensel Phelps Construction
Kohl’s	Hubbard Construction Group
Marriott International	J.E. Dunn Group
Midlothian Energy	Kraft Construction
Nissan	Lemoine Company
Omni Hotel	Manhattan Construction
Publix	MB Kahn Construction
Ritz Carlton Hotel Co.	Robins & Morton
Six Continents	Skanska USA Building Inc.
Target	Turner Corporation
Walgreen’s	Weitz Group LLC
Wal-Mart	Whiting Turner Construction

Single Family	Multi-family
Ashton Woods Homes	Apartment Builders LTD
Beazer Homes	Bovis Construction
First Texas (Broyd, Inc.)	Camden Development
Gateway Homes (Champion Enterprises)	Donohoe Construction
Gehan Homes	Dwayne Henson and Associates
Grand Homes	Fairfield Development
Kaufman & Broad	Gibralter Construction Company
Kimball Hill Homes	Global Construction Company
Lennar Homes	Greystar Development
Mansions Custom Homes	JPI Construction
Newmark Homes	Lowder Construction Company
Perry Homes	Morgan Group
Plantation Homes (McGuyer Home Builders)	The Norsourth Corp.
Pulte Homes	Peachtree Residential
Royce Homes	Picerne
Ryland Homes	Postwood Builders (Long Lake)
Torrey Homes (D. R. Horton)	Pride Builders
Trendmaker Homes (Weyerhaeuser)	Spanos Construction
Weekley Homes	TCR Bissonnet Construction
Whitco Construction Company

National Projects

The Company’s nationwide presence and name recognition helps it to compete for larger national contracts with customers that operate throughout the U.S. This represents a growing market, and IES has made significant progress in pursuing these sizable accounts. A few of IES’ current national customers include Wal-Mart, Marriott, Nordstrom, the U.S. Navy, Intel, Starbucks, Ryland Homes and Pulte Homes. IES’ size and national service offering uniquely positions it as the only single source open shop electrical contracting service provider able to execute projects on a national basis. IES can execute these projects over time or on a simultaneous multi-site basis. IES is able to take on very large and complex projects often with a national scope that would exceed the capabilities and resources of most of its competitors.

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Accounting and Finance Overview

Financial Resources

Access to resources is a key to success, especially in the recent construction environment. Many of IES’ competitors have experienced reduced access to both bonding capacity and capital, which constrains their ability to effectively compete and bid on many jobs. As a result of size and track record, IES has adequate capacity. This, in conjunction with IES’ new $175 million credit facility, provides a significant competitive advantage over most of its local competitors. IES is better able to bid on larger projects that require bonding and working capital.

The Company has had a relationship with the same surety since IES’ inception. IES’ relationship with sureties is such that it will indemnify them for any expenses they incur in connection with any of the bonds they issue on IES’ behalf. To date, IES has not incurred significant expenses to indemnify its sureties for expenses they incurred on IES’ behalf. As of March 31, 2004, the expected cost to complete on projects covered by surety bonds was approximately $201 million.

Revenue Recognition

The Company recognizes revenue when services are performed except when work is being performed under a fixed price construction contract. Such contracts generally provide that the customers accept completion of progress to date and compensate the Company for services rendered measured in terms of units installed, hours expended or some other measure of progress. Revenues from construction contracts are recognized on the percentage-of-completion method in accordance with the American Institute of Certified Public Accountants Statement of Position (SOP) 81-1 “Accounting for Performance of Construction-Type and Certain Production-Type Contracts.” Percentage-of-completion for construction contracts is measured principally by the percentage of costs incurred and accrued to date for each contract to the estimated total costs for each contract at completion. The Company generally considers contracts to be substantially complete upon departure from the work site and acceptance by the customer. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation costs. Changes in job performance, job conditions, estimated contract costs and profitability and final contract settlements may result in revisions to costs and income and the effects of these revisions are recognized in the period in which the revisions are determined. Provisions for total estimated losses on uncompleted contracts are made in the period in which such losses are determined.

Allowance for Bad Debt

The Company has a policy in place to allow for potentially uncollectible accounts receivable. The policy requires monthly review of all accounts receivable and a specific provision for problem accounts as well as a general reserve to provide for any unknown problems. As of March 31, 2004, the Company’s allowance for bad debt reserves was $3.8 million or 1.7% of trade accounts receivable. It is unusual for IES to have significant bad debts because IES typically has lien rights on most of the projects it provides services on.

High Deductible Insurance

Necessary insurance in the construction industry includes health, bodily injury, property damage and injured workers’ compensation. IES maintains automobile and general liability insurance for third party health, bodily injury and property damage and workers’ compensation coverage, which is appropriate to insure against these risks. The Company’s

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third-party insurance is subject to large deductibles, and IES establishes reserves, and effectively self-insures for much of the exposures.

Tax Planning

IES’ effective tax rate was impacted in the fourth quarter of 2003 and the first and second quarters of fiscal 2004 by the release of deferred tax valuation allowances that were established upon the adoption of SFAS 142 during fiscal 2002. IES has released $6.3 million of the tax valuation allowances in the first half of 2004. Absent these releases, IES’ effective tax rate should be consistent with historical levels. Currently, it is likely that cash taxes will be less than book taxes as a result of tax positions. IES has established a $26.1 million reserve in other non-current liabilities as of September 30, 2003, which the Company believes is adequate if these tax positions are successfully challenged by a taxing authority.

Goodwill Impairment Analysis – SFAS 142

Effective October 1, 2001, the Company adopted SFAS No. 142, “Goodwill and Other Intangible Assets,” which establishes new accounting and reporting requirements for goodwill and other intangible assets. Goodwill attributable to each of the Company’s reporting units was tested for impairment by comparing the fair value of each reporting unit with its carrying value. Fair value was determined using discounted cash flows, market multiples and market capitalization. These impairment tests are required to be performed at adoption of SFAS No. 142 and at least annually thereafter. Significant estimates used in the methodologies include estimates of future cash flows, future short-term and long-term growth rates, weighted average cost of capital and estimates of market multiples for each of the reportable units. On an ongoing basis (absent any impairment indicators), the Company expects to perform its impairment test annually during the first fiscal quarter. The 2003 goodwill impairment analysis resulted in no impairment in value, given that each business unit’s implied value, as determined by the analysis described above, was greater than the book value.

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IES’ Officers and Management Structure

IES is fortunate to have a wealth of talent as a result of acquiring over 85 companies, many of them leading operators in their regions. Currently, 8 of IES’ 11 officers, including the Regional Operating Officers, have previously served as presidents of acquired subsidiaries.

The Executive Committee is supplemented by a regional operating structure consisting of five geographically based regions and a residential region. The regions are led by Regional Operating Officers (“ROOs”) that report directly to the Company’s Chief Operating Officer and Chief Executive Officer. Each ROO is supported by a Regional Controller (“RC”) who is responsible for monitoring all financial aspects of operations within their region. Together, the ROO and RC maintain control and consistent application of policies and procedures throughout the Company. They provide a control environment to address financial operating results and concerns and carry out company initiatives.

At the end of each quarter, the regions host a series of quarterly review meetings called “Home and Away” meetings. The CEO, COO, CFO, Regional Operating Officers and the Presidents of the subsidiaries attend these Home & Away meetings. Every other quarter, regions conduct these meetings at or near their “home” locations and on opposite quarters, attend an “away” meeting at the home office in Houston. These meetings facilitate face-to-face sharing of results, events, opportunities and concerns, allowing for sharing of best practices and cross-selling among the subsidiaries.

H. “Roddy” Allen, P.E., 63, became Chief Executive Officer and President of IES in October 2001. Mr. Allen originally was President of H.R. Allen, which was acquired by IES in 1998. Prior to becoming CEO, Mr. Allen has held positions at IES including Chief Operating Officer, Senior Vice President of Eastern Operations, Regional Operating Officer, and President of H.R. Allen.

Richard China, 45, has been Chief Operating Officer of the Company since October 2002. From May 2002 to October 2002, Mr. China was President of IES Communications, Inc. From August 1999 to May 2002, Mr. China served as a Regional Operating Officer of the Company. Prior to August 1999, Mr. China served as the President of Primo Electric Company, Inc., one of the Company’s subsidiaries.

Margery Harris, 43, has been the Senior Vice President of Human Resources of the Company since October 2000. From 1995 to 2000, Ms. Harris was employed by Santa Fe Snyder Corporation, a large global independent exploration and production company, serving most recently as Vice President of Human Resources. Prior to that Ms. Harris was a lead consultant with Hewitt Associates, a premier total compensation consulting firm.

Jeffrey A. Pugh, 40, became CFO of IES June 2004. From November 2002 through May 2004, Mr. Pugh was with Quanex Corporation. He was with IES from January 2001 through November 2002, serving as Treasurer from October 2001 to November 2002. Previously, he served as a management consultant at Deloitte Consulting and provided investment banking advisory services at McFarland Grossman & Co. and Trion Associates.

Robert Stalvey, 53, serves as Senior Vice President of Operations. He previously served as Vice President of Special Projects. In 1976, he became co-owner of Ace Electric, one of the original 16 IES subsidiaries.

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Corporate Governance

Since IES’ initial public offering (“IPO”) in 1998, the Company has divided the duties of Chairman of the Board and Chief Executive Officer between two individuals. As a governance policy, this prevents a concentration of control with one person. Since the IPO, Byron Snyder has served as Chairman, and since late 2001, H. Roddy Allen has served as Chief Executive Officer.

Board of Directors

The IES board has significant representation from independent directors. The Board of Directors consists of 8 directors, of which five are independent. The inside board members include H. Roddy Allen, the President and Chief Executive Officer, Rick China, the Chief Operating Officer, and Byron Snyder, the Chairman of the Board and founder of IES, who is non-management, although not independent. This stands in contrast to the original board in 1998, consisting of 11 members, many of whom were among the 16 owners of the founding companies.

The Board has four committees: Audit, Compensation, Nominating/Governance and Executive. The Audit, Compensation, and Nominating/Governance committees are composed entirely of independent directors.

During fiscal 2002, IES implemented an evaluation process in which the Board of Directors and those reporting directly to the CEO review the CEO anonymously and rate him on key business and management strengths. These ratings are reviewed by the Board and serve as an early warning system for potential problems.

Controls

IES has in place an integrated system of internal controls, including management of operations, information systems and financial activities. These controls complement the regional operating structure established under the Company’s One Company. One Plan. strategy and are designed to provide a framework of procedures, monitoring systems and certifications that enable the Company to ensure compliance with company policies as well as applicable rules and regulations.

Although IES management believes an effective structure is in place to manage the business, there are inherent risks in the contracting industry especially as it pertains to fixed bid contracts that may experience fade in profitability over the life of the contract. Although the structure and controls are in place to minimize this and other risks, there is no guarantee that IES will not experience financial difficulties as a result of these risks. See the disclosure statement on page 4 for additional risk factors.

Information Systems

The Company has only seven subsidiaries left to convert to its fully integrated Enterprise Resource Planning (“ERP”) system known as Forefront. The Company expects that this implementation will be complete by January 2005. This system, while allowing real time access to subsidiary and project data, facilitates the implementation of standard and consistent financial controls throughout the Company.

The Company’s ERP system is complemented by consolidation software known as Financial Manager’s Workbench. The implementation of this software is substantially complete and is already used for contract analysis and budgeting.

The information obtained from these meetings and reports provides the Company with a strong platform to support its financial certification process. Section 302 of the Sarbanes-

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Oxley Act of 2002 (“SOX”) requires the Company’s Chief Executive Officer and Chief Financial Officer to certify the accuracy of the quarterly and annual financial statements of the Company. The purpose of the control environment and financial monitoring is to provide the Company’s management with information that enables them to accurately and reliably make that certification. In this vein, each subsidiary president and controller provides a certification to IES management, and each Regional Operating Officer and Regional Controller provides a similar certification to management. These internal certifications include the scope, definitions and expectations outlined in the Sarbanes-Oxley certifications.

Additionally, all of the IES’ locations are joined on a common Wide Area Network (“WAN”). This platform enables the Company to access and monitor the computer servers at each subsidiary location and facilitates efficient communication across the Company. Stringent controls are in place limiting access to the data stored on each location’s server.

Internal Audit Program

IES utilizes all of its corporate resources to monitor the Company’s operations. The Company has in place an internal audit program that requires each subsidiary to undergo an internal audit at least once every three years. The internal audit reports are distributed to the subsidiary’s management, to the Executive Committee and to the IES’ Audit Committee of the Board of Directors. Audit findings are addressed, and a revisit is performed six months after the initial internal audit to ensure compliance.

Sarbanes-Oxley

Sarbanes-Oxley Act Section 404 compliance required by September 2005

IES is currently assessing and documenting its internal controls for compliance with Section 404 of the Sarbanes-Oxley Act. The Company has established a team to assess and evaluate IES’ compliance with this law. This team consists of members from finance, internal audit, and operations. IES has also contracted PriceWaterhouseCoopers to serve as consultants in the Company’s efforts as well as co-sourcing the testing function. IES anticipates beginning internally testing the Company’s internal controls in early summer. With the recent change in compliance date by the Securities and Exchange Commission, IES will be required to assert compliance for the fiscal year ending September 30, 2005 and the Company is committed in accomplishing documentation and evaluation of internal control structure over financial reporting to meet this deadline.

Ethics Hotline

IES has a confidential toll-free hotline for the purpose of reporting known or suspected events of theft, fraud or other financial abuse as well as any other improper employee conduct. The hotline is monitored by a third party and reported to the Company. Reported incidents are communicated to the Disclosure Committee and proper management to investigate. The reported incidents, results of investigations and corrective actions taken are communicated to the Company’s Audit and Nominating and Governance Committee on a quarterly basis. Any calls related to potential Sarbanes-Oxley violations are reported directly to the Chairman of the Board of Directors.

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Industry Overview

IES’ significant size and national presence allows it to successfully compete for stable sources of revenue

The electrical and low voltage contracting industry is highly fragmented, comprised of more than 70,000 companies, most of which are small, owner-operated businesses. Only a little over 1% of these companies have more than 100 employees and just a handful, like IES, have thousands of workers and the advantages of significant scale. According to EC&M Magazine, there were only 12 U.S. electrical contractors with revenues in excess of $200 million in 2003.

As the largest electrical contracting company in the U.S., the source of IES’ revenue is exceptionally stable. Virtually all construction and renovation work in the U.S. requires electrical contracting services, and electrical and low voltage work usually runs between 8%-12% of the cost of a commercial or industrial project and 5%-10% of the cost of a residential project. This percentage is substantially higher in high-end residential home building. Growth through 2001 was high as a result of the following factors:

•	Complexity as a result of the increase in computer, security and communications systems in the workplace. Computers, printers and on-line access are a part of virtually every workstation, increasing the electrical and low voltage demands placed on a given system. New telecommunications systems have also increased the burden as well as networking of local and wide area computer systems.

•	The pace of electrical renovation of existing structures has increased, primarily as a result of more advanced computer and communications systems.

•	The increased focus on cost savings through energy management systems

•	New electrical codes for power efficiency and safety

•	National energy standards have been revised stressing energy-efficient lighting fixtures and other equipment.

•	Increased demand for backup power systems as the workplace has become more complex and more dependent upon technology.

•	Heightened requirements have increased demand and sophistication of security systems.

•	Increased demand for preventative maintenance to minimize disruption of power.

These factors continue to influence growth; however, recent declines in construction spending have temporarily affected the impact these technology drivers are having on the overall electrical market. The electrical contracting industry had difficult years in 2002 and 2003 due to the reduction in commercial and industrial construction spending. Commercial and industrial construction was down 18% in 2002 and 2% in 2003 according to preliminary figures from F.W. Dodge, the industry’s primary source for construction data and forecasts. This market as defined by F.W. Dodge accounts for about 40% of IES’ revenues. Achieving comparable growth in this sector was particularly difficult when compared to the record year in 2000, the strongest year on record for commercial/industrial construction spending. The strong demand in the late 1990’s and early 2000 increased the supply of providers, which made the decreases in 2002 and 2003 particularly difficult due to an excess capacity in the electrical service provider market. Exhibit 13 below details the movements of the electrical contracting market through the upswing and subsequent decline.

NYSE: IES	©2004 Integrated Electrical Services, Inc.	Page 25

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Exhibit 13

Annual Electrical Contractor Revenues

While IES has less than a 2% share of the total electrical market, it has a 4%-5% share of the commercial and industrial market for electrical contracting.

Publicly Traded Peers

IES is currently the only “pure play” publicly traded electrical contractor in the United States. Recently ranked the number one electrical contractor by EC&M Magazine, IES earned $300 million more in revenue than the runner-up, EMCOR. Specialty contractor competitors such as EMCOR provide other services besides electrical contracting such as mechanical contracting and building maintenance services as well as other operations. Below is an overview of some of the publicly traded specialty contractors based on their public filings and information:

EMCOR

The company operates internationally with locations in the United States, Canada, Europe, the Middle East and South Africa. Through over 70 operating companies, EMCOR employed 26,000 workers and generated about $4.53 billion in revenues in 2003, making it the largest specialty contractor as ranked by ENR in 2003. The company divides its business into four segments: (1) mechanical construction, (2) electrical construction, (3) facilities management, and (4) energy and technology services. In 2003, facilities services made up about 22% of worldwide revenues, 28% came from renovation/retrofit work and new construction accounted for about 50% of the total. EMCOR’s work tends to be concentrated in larger cities due to its unionized workforce. This has allowed the company to win public transportation work to buffer it during the economic slowdown, though such public sector work is generally lower in margin than private sector work.

Quanta Services

Quanta is a leading provider of specialized contracting services, with a focus on the electric power, telecommunications, broadband cable and gas pipeline industries. The company provides a comprehensive range of services, including the design, installation, maintenance and repair of many types of network infrastructure. Quanta has offices in 40 states, and operations in all 50 states, as well as Canada. Revenues in 2003 were approximately $1.64 billion.

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Comfort Systems

The company focuses almost exclusively on the heating, ventilation and air conditioning market (known as HVAC) and is a leading provider of these services, with 2003 revenues of about $785 million. It ranks as the seventh largest specialty contractor in the U.S. In 2002, the company sold off 19 subsidiaries representing about $650 million in revenues to EMCOR. Comfort Systems now has 63 locations in 51 cities throughout the US.

Dycom

Dycom Industries Inc., headquartered in Palm Beach Gardens, Florida, is one of North America’s largest telecommunications and electrical services companies. One of the oldest of the larger specialty contractors, the company was founded in 1969. Dycom has 30 operating subsidiaries. Dycom currently serves over 100 different customers in 48 states, with approximately 7,000 employees, based out of more than 200 locations throughout the United States. Revenues for fiscal year 2003 approximated $618 million. In 2002, Dycom acquired Arguss, a provider of infrastructure services to cable telecommunications companies, for about $85 million, expanding its geographical footprint within its existing customer base.

Following is a chart that illustrates how IES differs from some of it closer peers. Notice that IES is the only pure play electrical contractor in the group. IES is also the only completely open shop electrical contractor, giving it significantly more flexibility on utilizing prefabrication and preassembly on projects, saving money and time.

Exhibit 14

IES versus its Closest Peers

	Revenues(1)
					MRR (2) as	Unionized
	EC	MC	FS	Other	% of Revenue	Workforce
IES	100%	—	—	—	26%	0%
EMCOR(3)	34%	47%	18%	—	28%	71%
Quanta Services	53%	—	—	47%	40%	43%
Comfort Systems	3%	91%	—	6%	48%	0%
Dycom	2%	—	—	98%	N/A	0%

Source: Company documents and estimates

(1) EC= Electrical Contracting, MC= Mechanical Contracting, FS= Facilities Services

(2) MRR = Maintenance, Repair and Renovation

(3) USA business only (approximately 80% of revenues)

Competitors

Typically, IES bids against a larger national competitor like EMCOR or one of the larger private participants such as Rosendin or Fisk on national projects or large regional projects, such as an airport. In addition to publicly traded peers, IES competes against private regional participants that range from $40 million to over $300 million in revenues, as well as smaller local competitors that can range anywhere from $2 million to $30 million in revenues. There are 10 electrical contractors with revenues between $200 million and $600 million based on ENR’s 2002 “Top 600 Specialty Contractors” report. IES competes against many of these companies. However, it is only occasionally and in selected markets. There are another 100 or so companies in the $40 million to $200 million range, and of those companies, IES competes against approximately 40 in local and regional markets as well as in certain segments, such as utilities or multifamily residential.

NYSE: IES	©2004 Integrated Electrical Services, Inc.	Page 27

See Page 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

Outlook and Valuation

Market Outlook

The years 2004 and 2005 are both projected to be stable in total construction spending, growing at an overall rate of 1% in 2004 and 1% in 2005, with annual double digit growth expected in the commercial and industrial construction markets as defined by F.W. Dodge where approximately 40% of IES’ revenue is generated. Looking further forward, 2006, 2007 and 2008 are projected to see total construction spending growth averaging nearly 5% per year.

Early indications are that commercial and industrial construction spending has begun to increase, and 2004 is projected to be a growth year, generating a 10% increase in commercial and industrial spending and a 1% increase in overall construction spending. Additionally, the growth drivers for the industry detailed above are long-term in nature and will continue to generate demand for electrical contracting services throughout the next several decades.

Residential construction, driven by record low mortgage rates, drove spending on single family housing construction up 13% in 2002 according to F.W. Dodge and is projected to have gone up another 11% in 2003. Residential construction spending in 2004 is expected to remain relatively flat versus 2003, but given the record spending levels in 2002 and 2003, a flat year will continue to provide significant opportunity in the residential sector, which is estimated to be 52% of the construction market in 2004. To date in 2004, residential construction has been growing, contrary to the flat projections by F.W. Dodge. Low rates are so appealing currently that many people who would typically be apartment dwellers are becoming first-time homeowners instead. This caused the single family home and condominium market to remain quite strong in 2003.

There are now signs that the economy is beginning a recovery after a lackluster 2003 and a slower than expected first half of 2004 and this may put upward pressure on interest rates. If this occurs, residential construction could face its first obstacle in some time. First quarter results show that, on a year over year basis, residential construction jumped 18% while nonresidential building fell 3% and nonbuilding construction, such as roads, fell 7%. Overall, on the strength of residential construction, total construction rose 7% for the calendar first quarter.

Below is a chart which outlines F.W. Dodge’s construction spending projections through 2005. Non-residential building construction includes commercial and industrial construction as well as institutional construction which is comprised of schools, healthcare facilities and government and public buildings. Non-building construction includes spending on roads and other transportation projects and utilities.

Exhibit 15

U.S. Construction Market Outlook

	Market Growth
	2002A	2003E	2004E	2005E
December 2003 Outlook
Non-Residential Building Construction	-9%	-1%	4%	9%
Residential Building Construction	13%	11%	0%	-5%
Non-Building Construction	-8%	-8%	-1%	4%

Source: F.W. Dodge December 2003 Construction Marketing Forecasting.

NYSE: IES	©2004 Integrated Electrical Services, Inc.	Page 28

See Page 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

Exhibit 16 is an overview of F.W. Dodges construction spending expectations through 2005 by market segment. Notice that most of IES’ markets are projected to see significant growth over the next two years.

Exhibit 16

Construction Growth by Market

Many of IES’ more profitable markets are projected to have significant growth in 2004.

	Company Data - 2003	F.W. Dodge - Proj. Const. Spending by Mkt.(1)
	% of Revenue	2002	2003	2004	2005
Commercial
Office Buildings	6.1%	-25%	-10%	11%	17%
Communications	4.5%	Data Not Available
Other Commercial	4.6%	-5%	-7%	4%	13%
Retail	6.4%	-5%	9%	7%	-1%
Institutions	9.2%	-3%	2%	0%	3%
Hotels and Condos	9.1%	-20%	13%	14%	24%
Health Care	9.1%	12%	-6%	-3%	4%
Industrial
Highway	2.1%	1%	-5%	0%	4%
Government	1.2%	-3%	-14%	3%	8%
Power and Utility(2)	5.3%	-51%	-28%	-15%	-12%
Distribution	1.4%	-17%	-14%	13%	21%
Manufacturing	9.9%	-35%	11%	8%	30%
Airport	2.8%	-3%	-2%	7%	10%
Water	1.8%	15%	-6%	-2%	4%
Residential
Single family	13.3%	15%	11%	-1%	-8%
Multifamily	5.8%	3%	12%	6%	9%

Shading = Significant growth markets in ‘04 & ‘05

(1)	Source is December 2003 F.W. Dodge report and IES company data.

(2)	Market data includes electrical services provided for communications infrastructure which is why this market is in such a state of decline.

IES’ Weighted Average Cost of Capital (“WACC”)

IES believes its cost of capital, based on a WACC analysis, is approximately 11%. WACC is the combination of IES’ cost of debt, which is approximately 5.5% after tax, and its cost of equity, which is between 15.0% and 16.0%. The calculation is based on using the average beta for the specialty contracting industry adjusted for the appropriate capital structure, a risk free rate of 4.7%, which is the recent 10-year government bond rate, and a target debt to capital for IES of between 30% and 40%. The WACC analysis also includes a 2.3% size premium for cost of equity given that IES is a small cap stock.

Comparison of Historical Profitability Performance versus Construction Spending

The industry is highly cyclical and driven to a large extent by construction expenditures. Growth in construction expenditures can vary widely from year to year, and this will have a flow-through impact on profitability of electrical, mechanical and other contractors. Construction spending, the primary business driver for IES and its competitors, is highly variable and can significantly impact profitability.

Exhibit 17 below illustrates IES and its peers’ gross profit margin and operating income margin over the past four years. With the exception of EMCOR, which generates over 20% of its revenues from facilities maintenance which is not tied to construction, the profit margins have contracted as commercial and industrial construction spending has declined.

NYSE: IES	©2004 Integrated Electrical Services, Inc.	Page 29

See Page 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

Exhibit 17

Profit Margins have declined as Commercial and Industrial Construction Spending has Declined

	Gross Profit Margin					Operating Income Margin
	1999	2000	2001	2002	2003	1999	2000	2001	2002	2003
IES*	21.2%	17.9%	18.2%	15.1%	14.3%	9.3%	3.9%	4.8%	2.8%	3.7%
EMCOR	10.2%	10.3%	11.5%	12.2%	10.6%	2.0%	2.3%	2.6%	2.9%	1.0%
Com. Syst.	21.4%	17.9%	17.9%	17.7%	16.1%	6.8%	1.3%	3.3%	2.0%	1.5%
Quanta*	23.2%	23.1%	20.5%	13.5%	12.2%	13.3%	12.6%	12.4%	4.2%	1.4%

Exhibit 18

IES Peer Analysis

		Fiscal	6/23/2004	EPS			Price/Earnings
Company	Symbol	Year	Price	2002	2003	2004E	2002		2003		2004E
Specialty Contractors
EMCOR	EME	Dec	$44.59	$4.07	$1.33	$1.99	11.0	x	33.5	x	22.4	x
Comfort Sys.	FIX	Dec	7.22	0.14	0.10	0.27	51.6		72.2		26.7
Dycom	DY	Jul	27.40	0.53	0.36	1.10	51.7		76.1		24.9
Quanta	PWR	Dec	5.86	0.35	0.08	0.08	16.7		73.3		73.3

Median							34.2	x	72.7	x	25.8	x
Mean							32.7	x	63.8	x	36.8	x

Engineering/Construction
Shaw Group(1)	SGR	Aug	$10.10	$2.26	$1.26	$0.49	4.5	x	8.0	x	20.6	x
Fluor	FLR	Dec	45.76	2.13	2.23	2.23	21.5		20.5		20.5
Jacobs	JEC	Sep	44.63	1.98	2.27	2.48	22.5		19.7		18.0

Median							21.5	x	19.7	x	20.5	x
Mean							16.2	x	16.1	x	19.7	x

IES	IES	Sep	$7.54	$0.50	$0.52		15.1	x	14.5	x

Source: First Call 6/23/2004.

(1)	Shaw Group was not a member of the peer group included in IES’ proxy statement.

Exhibit 19

IES Peer Analysis

		TEV/Op. Inc.		TEV/EBITDA		TEV/Op. Inc.		TEV/EBITDA		Consensus
Company	Symbol	2003		2003		2004E		2004E		Growth Rate
Specialty Contractors
EMCOR	EME	13.7	x	10.0	x	12.1	x	8.8	x	14%
Comfort Sys.	FIX	17.7		13.5		9.2		10.0		13%
Dycom	DY	49.4		19.8		15.2		10.2		14%
Quanta	PWR	19.9		8.8		27.9		10.9		24%

Median		18.8	x	11.7	x	13.6	x	10.1	x	14%
Mean		25.2	x	13.0	x	16.1	x	10.0	x	16%

Engineering/Construction
Shaw Group	SGR	8.2	x	5.7	x	9.7	x	6.7	x	12%
Fluor	FLR	13.7		10.5		11.5		10.0		11%
Jacobs	JEC	12.2		10.1		10.9		9.4		15%

Median		12.2	x	10.1	x	10.9	x	9.4	x	12%
Mean		11.4	x	8.8	x	10.7	x	8.7	x	13%

IES	IES	9.1	x	7.2	x					20%

Source: First Call 6/23/2004. Consensus growth rates are from First Call.

Source: First Call, Value Line, various equity analysts reports. Consensus growth rates are from First Call.

NYSE: IES	©2004 Integrated Electrical Services, Inc.	Page 30

See Page 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

Integrated Electrical Services, Inc. Income Statement - Annual

	FYE - September 30,
(Dollars in Thousands)	2000	2001	2002	2003
Revenues	$1,672,288	$1,693,213	$1,475,430	$1,448,553
Cost of services (including depreciation)	1,372,537	1,385,589	1,253,844	1,241,330

Gross profit	299,751	307,624	221,586	207,223
Selling, general and administrative expenses	221,519	214,073	174,184	153,651
Restructuring charges*	—	—	5,556	—
Goodwill amortization	13,211	12,983	—	—

Income from operations	65,021	80,568	41,846	53,572
Other income (expense):
Interest expense	(23,230)	(26,053)	(26,702)	(25,744)
Other, net	1,008	(134)	964	781

Interest and other, net	(22,222)	(26,187)	(25,738)	(24,963)

Income (loss) before income taxes and cumulative effect of change in accounting principle	42,799	54,381	16,108	28,609
Provision (benefit) for income taxes	21,643	25,671	6,175	8,179

Net income (loss) before cumulative effect of change in accounting principle	21,156	28,710	9,933	20,430

Cumulative effect of change in accounting principle	—	—	283,284	—

Net income (loss)	$21,156	$28,710	($273,351)	$20,430

Diluted earnings (loss) per share before cumulative effect of change in accounting principle	$0.52	$0.70	$0.25	$0.52

Cumulative effect of change in accounting principle	$0.00	$0.00	($7.11)	$0.00

Diluted earnings (loss) per share	$0.52	$0.70	($6.86)	$0.52

Diluted shares used in the computation of earnings (loss) per share	40,410	40,900	39,848	39,225
Key Margins
Gross Margin	17.9%	18.2%	15.0%	14.3%
SG&A Margin	13.2%	12.6%	11.8%	10.6%
Operating Margin	3.9%	4.8%	2.8%	3.7%
Interest Expense	1.4%	1.5%	1.8%	1.8%
Pretax Margin	2.6%	3.2%	1.1%	2.0%
Tax Rate	50.6%	47.2%	38.3%	28.6%
Net Income Margin	1.3%	1.7%	0.7%	1.4%

Source: Integrated Electrical Services SEC documents.

* Restructuring charges are associated with reorganizing the business and are primarily costs associated with reductions in staff.

NYSE: IES	© 2004 Integrated Electrical Services, Inc.	Page 31

See Page 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

Integrated Electrical Services, Inc. Income Statement - Quarterly

	Quarter Ended - Fiscal 2003				Fiscal ’04
(Dollars in Thousands)	12/02A	3/03A	6/03A	9/03A	12/03A	3/04A
Revenues	$348,577	$343,135	$375,339	$381,502	$359,843	$343,849
Cost of services (including depreciation)	297,221	294,030	321,930	328,149	309,232	295,964

Gross profit	51,356	49,105	53,409	53,353	50,611	47,885
Selling, general and administrative expenses	38,619	37,460	38,193	39,379	36,279	35,081
Restructuring charges
Goodwill amortization	—	—	—	—	—	—

Income from operations	12,737	11,645	15,216	13,974	14,332	12,804
Other income (expense):
Interest expense	(6,456)	(6,343)	(6,397)	(6,548)	(6,459)	(6,555)
Other, net	(90)	175	(19)	715	91	(5,103)

Interest and other, net	(6,546)	(6,168)	(6,416)	(5,833)	(6,368)	(11,658)

Income (loss) before income taxes and cumulative effect of change in accounting principle	6,191	5,477	8,800	8,141	7,964	1,146
Provision (benefit) for income taxes	2,384	2,108	3,389	298	1,736	(4,399)

Net income (loss) before cumulative effect of change in accounting principle	3,807	3,369	5,411	7,843	6,228	5,545

Cumulative effect of change in accounting principle	—	—	—	—	—	—

Net income (loss)	$3,807	$3,369	$5,411	$7,843	$6,228	$5,545

Diluted earnings (loss) per share before cumulative effect of change in accounting principle	$0.10	$0.09	$0.14	$0.20	$0.16	$0.14

Cumulative effect of change in accounting principle	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00

Diluted earnings (loss) per share	$0.10	$0.09	$0.14	$0.20	$0.16	$0.14

Diluted shares used in the computation of earnings (loss) per share	39,472	39,372	39,162	39,163	38,836	38,544
Key Margins
Gross Margin	14.7%	14.3%	14.2%	14.0%	14.1%	13.9%
SG&A Margin	11.1%	10.9%	10.2%	10.3%	10.1%	10.2%
Operating Margin	3.7%	3.4%	4.1%	3.7%	4.0%	3.7%
Interest Expense	1.9%	1.8%	1.7%	1.7%	1.8%	1.9%
Pretax Margin	1.8%	1.6%	2.3%	2.1%	2.2%	0.3%
Tax Rate	38.5%	38.5%	38.5%	3.7%	21.8%	-383.9%
Net Income Margin	1.1%	1.0%	1.4%	2.1%	1.7%	1.6%

Source: Integrated Electrical Services SEC documents

NYSE: IES	© 2004 Integrated Electrical Services, Inc.	Page 32

See Page 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

Integrated Electrical Services, Inc. Balance Sheet

	September 30,			Quarter Ended March 31,
(Dollars in Thousands)	2001	2002	2003	2003	2004
Assets
Current Assets:
Cash and cash equivalents	$3,475	$32,779	$40,201	$26,130	$19,043
Accounts Receivable:
Trade, net of allowance	275,922	237,310	245,618	236,502	227,343
Retainage	64,933	62,482	68,789	67,193	68,974
Related party	222	153	67	148	36
Cost and estimated earnings in excess of billings on uncompleted contracts	62,249	46,314	48,256	45,435	52,601
Inventories	21,855	23,651	20,473	21,475	23,817
Prepaid expenses and other current assets	23,858	35,041	23,319	34,562	26,526

Total current assets	452,514	437,730	446,723	431,445	418,340
Property and equipment, net	70,343	61,577	52,697	57,746	48,734
Goodwill, net	482,654	198,220	197,884	198,005	197,884
Other noncurrent assets, net	27,992	24,112	28,870	24,296	31,530

Total assets	$1,033,503	$721,639	$726,174	$711,492	$696,488

Liabilities and Stockholder’s Equity
Current Liabilities
Short-term debt and current maturities of long-term debt	$679	$570	$256	$372	$7,286
Accounts payable and accrued expenses	164,272	141,398	138,143	126,677	121,748
Income taxes payable	700	—	—	362	—
Billings in excess of costs and estimated earnings on uncompleted projects	50,234	51,548	41,913	49,014	37,095

Total current liabilities	215,885	193,516	180,312	176,425	166,129
Long-term bank debt	12,000	—	—	—	42,857
Other long-term debt	872	504	195	305	110
Senior subordinated notes, net	273,210	247,935	247,927	247,930	173,244
Other noncurrent liabilities	2,892	25,252	30,183	28,037	33,081

Total liabilities	504,859	467,207	458,617	452,697	415,421
Stockholders’ Equity:
Preferred stock, $0.01 par value	—	—	—	—	—
Common stock, $0.01 par value	383	385	385	385	385
Restricted voting common Stock, $0,01 par value	26	26	26	26	26
Additional paid in capital	428,697	428,427	427,709	427,679	429,307
Unearned Restricted Stock	—	—	—	—	(1,660)
Treasury stock, at cost	(9,181)	(9,774)	(16,361)	(11,839)	(14,562)
Retained earnings (deficit)	108,719	(164,632)	(144,202)	(157,456)	(132,429)

Total shareholders’ equity	528,644	254,432	267,557	258,795	281,067

Total liabilities and stockholders’ equity	$1,033,503	$721,639	$726,174	$711,492	$696,488

Source: Integrated Electrical Services SEC documents.

NYSE: IES	© 2004 Integrated Electrical Services, Inc.	Page 33

See Page 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

Integrated Electrical Services, Inc. Statement of Cash Flows

	Fiscal Year Ended September 30,				Quarter Ended March 31,
(Dollars in Thousands)	2000	2001	2002	2003	2003	2004
Cash Flows from Operating Activities
Net income (loss)	$21,156	$28,710	($273,351)	$20,430	3,369	5,545
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Cummulative effect of change in accounting principle	—	—	283,284	—	—	—
Allowance for doubtful accounts	1,768	912	4,324	2,277	282	381
Deferred income taxes	(177)	(4,938)	6,175	8,179	—	(4,832)
Depreciation and amortization	32,656	30,345	18,633	16,315	3,691	3,279
(Gain) loss on sale of property and equipment	(145)	(287)	1,547	38	(89)	137
Non-cash compensation charge	5,378	568	1,422	—	—	249
Gain on divestitures	—	—	(2,145)	(381)	—	—
Changes in operating assets and liabilities
Increase (decrease) in:
Accounts receivable, net	(82,917)	26,163	30,943	(2,667)	1,700	8,993
Inventories	(2,900)	(4,979)	(2,770)	3,011	1,202	(1,170)
Costs and estimated earnings in excess of billings on uncompleted contracts	(11,489)	(10,785)	14,524	(1,545)	1,192	(3,375)
Prepaid expenses an other current assets	(1,096)	(15,640)	(9,824)	1,200	699	(1,798)
Other noncurrent assets	(4,329)	2,840	3,199	(2,221)	(6)	1,918
Increase (decrease) in:
Accounts payable and accrued expenses	72,763	(37,831)	(37,739)	2,606	959	(5,207)
Billings in excess of costs and estimated earnings on uncompleted contracts	15,131	(6,414)	3,709	(13,083)	119	(4,972)
Other current liabilities	(2,880)	(250)	172	—	195	50
Other noncurrent liabilities	295	220	11,264	5,144	1,386	1,399

Net cash provided by (used in) operating activities	$43,214	$8,634	$53,367	$39,303	$14,699	$597

Cash Flows from Investing Activities
Proceeds from sale of property and equipment	2,742	1,467	895	2,339	484	175
Additions of property and equipment	(28,381)	(25,801)	(11,895)	(8,727)	(2,933)	(1,394)
Purchase of businesses, net of cash acquired	(33,225)	(233)	—	(2,723)	(2,723)	—
Sale of businesses	—	—	7,549	2,153	—	—
Investments in securities	(1,670)	(5,599)	(300)	(900)	(500)	—
Additions to note receivable from affiliate	—	(1,250)	(583)	—	—	—

Net cash used in investing activities	($60,534)	($31,416)	($4,334)	($7,858)	($5,672)	($1,219)

Cash Flows from Financing Activities
Borrowings	63,434	231,744	74,613	77	22	50,000
Repayments of debt	(48,278)	(192,811)	(97,941)	(16,309)	(195)	(75,102)
Proceeds from sale of interest rate swaps	—	—	4,040	—	—	—
Purchase of treasury stock	—	(10,376)	(984)	(10,207)	(2,607)	(990)
Payments for debt issuance costs	—	(5,358)	—	(679)	—	(1,245)
Proceeds from issuance of stock	—	1,038	—	—	—	19
Proceeds from issuance of stock to employees	—	980	—	821	821	652
Proceeds from exercise of stock options	3	270	543	2,274	—	2,178

Net cash provided by (used in) financing activities	$15,159	$25,487	($19,729)	($24,023)	($1,959)	($24,488)

Net increase (decrease) in cash and cash equivalents	(2,161)	2,705	29,304	7,422	7,068	(25,110)
Cash and equivalents, beginning of period	2,931	770	3,475	32,779	19,062	44,153

Cash and equivalents, end of period	$770	$3,475	$32,779	$40,201	$26,130	$19,043

Supplemental disclosure of cash flow information
Cash paid for:
Interest	$23,151	$23,793	$23,117	$24,003	$11,784	$11,784
Income taxes	24,832	30,667	5,091	599	—	326

Source: Integrated Electrical Services SEC documents.

NYSE: IES	© 2004 Integrated Electrical Services, Inc.	Page 34

See Page 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

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Appendix I – Construction Accounting Primer

As an electrical contractor, IES uses construction accounting conventions as prescribed under GAAP accounting. The primary issue surrounding construction accounting is recognition of revenue from longer-term construction contracts. With longer-term fixed-price contracts, contractors generally use the percentage of completion method of accounting. This method requires companies to estimate the percentage of a project that it has completed work on. There are several acceptable methods for determining percentage of completion such as: the ratio of costs incurred to date to the total expected costs at completion, the ratio of labor hours or dollars incurred to date to the total expected labor hours or dollars at completion, or any other rationale and systematic method. IES uses the ratio of costs incurred to date to the total expected costs at completion to estimate percentage of completion. Generally, if 40% of a project’s cost has been incurred over a 6 month period then the company should recognize 40% of the revenues and 40% of the profits related to the project. The primary issue in percentage of completion accounting is the use of estimates for total costs at completion. If estimates change during a project, the impact of the change in profitability is recognized in the period in which the estimate is changed. The following example illustrates how changes in estimates can impact the profitability across periods.

Example:

•	Fixed price contract to be completed over 2 accounting periods.

•	Total contract amount equals $1 million.

•	Cost of project to contractor is $850,000 for a 15% margin at completion.

Company Estimates are Correct Throughout Project

	Period 1	Period 2	Total
Revenue	$500,000	$500,000	$1,000,000
Cost of Goods Sold	425,000	425,000	850,000

Gross Profit	$75,000	$75,000	$150,000
Gross Margin	15.0%	15.0%	15.0%

The Project is Completed at a Higher Profit Than Originally Estimated

	Period 1	Period 2	Total
Revenue	$500,000	$500,000	$1,000,000
Cost of Goods Sold	425,000	400,000	825,000

Gross Profit	$75,000	$100,000	$175,000
Gross Margin	15.0%	20.0%	17.5%

In the second example above, the original profit estimates are significantly understated. In period two, the profitability on the project rises as profits “catch up” to reflect a 17.5% margin over the life of the contract. For companies with long projects that last for 2 to 3 years, the risk of under- or overstating revenues and profitability for several quarters exists, but for companies with an average project life of 2 to 3 months, this risk is substantially reduced. The average project life at IES is only 6 to 8 months, so any inaccuracies in estimates are corrected fairly quickly. Additionally, because of IES’ size and large number of projects, under- and overestimates across the Company will tend to offset each other.

NYSE: IES	© 2004 Integrated Electrical Services, Inc.	Page 35

See Page 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.

Under percentage of completion accounting, contract revenue is based on costs incurred while customer billings may be impacted by other factors such as achieving certain milestones, acceptance of completed work by the customer, or some other schedule. Because of this discrepancy, contract revenue recognized is usually different from the amount billed as the project progresses. When revenue recognized exceeds customer billings, the excess is reported as a current asset referred to as “costs and estimated earnings in excess of billings on uncompleted contracts.” Sometimes it may be referred to as “underbillings” or “unbilled receivables” although these are not GAAP terms.

Conversely, when customer billings exceed contract revenue recognized, the excess is reported as a current liability referred to as “billings in excess of costs and estimated earnings on uncompleted contracts.” Sometimes it may be referred to as “overbillings” although this is not a GAAP term. When calculating days sales outstanding, underbillings should be added to accounts receivable, and overbillings should be subtracted from accounts receivable.

The other balance sheet term that sometimes causes confusion is retainage. It is a current asset on the balance sheet that is a subcategory of accounts receivable. Often, some portion of payment is held at the completion of a contract for some period of time, almost like a warranty. The amount of retainage on a project is determined upfront when the terms of the contract are negotiated and is typically 5% to 10% of the overall revenue on the project.

NYSE: IES	© 2004 Integrated Electrical Services, Inc.	Page 36

See Page 4 for Disclosure Statement. This document was produced by Integrated Electrical Services, Inc. and is not an independent analyst report.